ACTIVE LIFE CERTIFICATE
Issued by

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
A[280 Trumbull Street, Hartford, Connecticut 06103 ]
Prudential Retirement Insurance and Annuity Company (“PRIAC”) is issuing this certificate (the “Annuity”) under a group annuity contract. The group annuity contract holder and group annuity contract number are shown below.
PLEASE READ THIS CERTIFICATE CAREFULLY. It is a legal contract between the Purchaser and PRIAC. This Annuity is issued subject to its provisions and in consideration of any Purchase Payments you make and we accept.
Group Annuity Contract: B[GA-1234]
Contract Holder: B[Prudential Retirement Insurance and Annuity Company Trust]

During the Accumulation Phase Sub-account transfers, if applicable, Purchase Payments directed into the Sub-account(s), Recharacterizations associated with a Roth Individual Retirement Account (the “Roth IRA”), if applicable, and values are based on the investment performance of the Sub-account(s), and therefore are not guaranteed. Guaranteed withdrawal benefits and payments during the Annuity Phase are supported by PRIAC’s general account.

FREE LOOK

The Purchaser may return this Annuity to our office for a refund within ten days after you receive it, or longer if required by applicable law or regulation. It can be mailed or delivered to us at the address shown in Section 15.11. The amount of the refund will be the amount required to be returned in accordance with applicable law.
C[The benefits of the policy providing your coverage are governed primarily by the law of a state other than Florida.]

NOTICE: If you take Excess Withdrawals as described in this certificate, you should be aware that Excess Withdrawals may adversely impact the benefits provided under this Annuity and may result in a termination of benefits.

GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY NON-PARTICIPATING
PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

D[Facsimile Signature]

D[President]
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SECTION 1.    GENERAL INFORMATION

We offer this Annuity to individuals, who purchase this Annuity initially in connection with a deposit of assets to a custodial account established as an individual retirement account within the meaning of Section 408(a) of the Internal Revenue Code of 1986, as amended (the “Code”).
This Annuity is issued to the custodian of the Individual Retirement Account (“IRA”), although a certificate may also be furnished to the individual for whose benefit the individual retirement account is established.
This certificate describes our guarantees with respect to the purchase of this IRA under this Annuity. Subject to our receiving any applicable regulatory approvals, if you also purchase a similar annuity in connection with a deposit of assets to a custodial account established as a Roth Individual Retirement Account (the “Roth IRA”) within the meaning of Section 408A of the Code, you will receive a separate certificate describing our guarantees with respect to such annuity.
You are permitted to participate in only one IRA under this Annuity. If there is more than one IRA in which funds are invested for your benefit, then we will combine such IRA Account Values into one IRA. Please refer to Section 6 which describes how the account values and the guarantees will be combined..

We may limit your ability to transfer guarantees between this IRA and a Roth IRA due to a Conversion or Recharacterization. For further information, see Section 5.

SECTION 2.    DEFINITIONS

For purposes of this Annuity, the following definitions shall apply:

2.1Account Value. The value of each allocation to the Sub-account listed in the Separate Account Appendix (“Appendix”), prior to the Annuity Date, plus any earnings and/or less any losses, distributions, and charges thereon. If we add more Sub-accounts in the future, the Account Value is then determined separately for each Sub-account, and then totaled to determine the Account Value for the entire Annuity.

2.2Accumulation Phase. The period that begins with the Issue Date and ends on the Annuity Date, or earlier if this Annuity ends through a full Withdrawal or payment of a death benefit.

2.3E[Annual Guaranteed Withdrawal Amount]. For each Birthday Year, the annual amount we guarantee will be available to you as a Guaranteed Withdrawal. This amount is equaled to the product of the Guaranteed Withdrawal Percentage and the Income Base on the Guaranteed Withdrawal Lock-In Date.

If the Guaranteed Withdrawal Lock-In Date is not the same date as the Purchaser’s Birthday, the E[Annual Guaranteed Withdrawal Amount] available for the period from the Guaranteed Withdrawal Lock-In Date to the Purchaser’s next Birthday will be prorated by the ratio of:

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(i)    the number of days in the Birthday Year until the Purchaser’s next Birthday, and
(ii)365 days.

The E[Annual Guaranteed Withdrawal Amount] must be at least F[$250] for the Purchaser to elect a Guaranteed Withdrawal Lock-In Date.

If you recharacterize 100% of the Roth IRA account value to this IRA after the guaranteed withdrawal lock-in date, and the Account Value and guaranteed values under this IRA were zero because of a Conversion, as described in Section 5.1, then the initial E[Annual Guaranteed Withdrawal Amount] is determined as described in Section 5.2.b.
After the Guaranteed Withdrawal Lock-In Date, the E[Annual Guaranteed Withdrawal Amount] may be increased or decreased as provided in Sections 5, 6 and 10. However, the E[Annual Guaranteed Withdrawal Amount] will not be greater than F[$287,500].
If the entire E[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal in any Birthday Year, the portion of the E[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal will expire. Guaranteed Withdrawals not taken in a Birthday Year will not increase the E[Annual Guaranteed Withdrawal Amount] for any subsequent Birthday Year.

2.4.Annuity Date. The date we apply the Account Value, less any applicable tax charges, to the applicable annuity option, as described in Section 14, and begin the Annuity Phase.

2.5.Annuity Phase. The period beginning on the Annuity Date during which annuity payments are due.

2.6.Annuity Years. Continuous 12-month periods commencing on the Issue Date and each anniversary of the Issue Date.

2.7.Beneficiary(ies): The person(s) designated as the recipient of any death benefit under the IRA that this Annuity funds.

2.8.Birthday. The anniversary of the Purchaser’s birth date, or, if such date is not a Valuation Date, the Valuation Date immediately preceding such date.

2.9.Birthday Year. A “Birthday Year” begins on the Purchaser’s Birthday and ends on the day preceding the Purchaser’s next Birthday.

2.10.Contract. The Group Annuity Contract shown on the cover page.

2.11.Conversion. A transfer of all or portion of the Account Value from an IRA to a Roth IRA under this Annuity. Conversions are allowed under an IRA as permitted by the Code. See Section 5 for further information on Conversions.

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2.12.Conversion Date. The date the Conversion occurs.

2.13.Eligible Spouse. A Spouse who is eligible to receive a Spousal Benefit, and for whom the Purchaser has elected to receive a Spousal Benefit, in accordance with this Annuity, including the terms and conditions of Section 11.

2.14.Excess Withdrawal. The total amount of Withdrawals in any Birthday Year in excess of the E[Annual Guaranteed Withdrawal Amount] for that Birthday Year. Certain Withdrawals in connection with a Required Minimum Distribution (RMD) as described in Section 15.1 are not considered nor do they count as Excess Withdrawals.

The amount of any Purchase Payments during any Birthday Year will not reduce prior Excess Withdrawals in that Birthday Year.

2.15.Good Order. Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received (and where applicable, processed) at the address set forth in Section 15.11:

a.in a form that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations;
b.on specific forms, or by other means we then permit (such as via telephone or electronic transmission); and
c.with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

2.16.Guarantee Fee. The fee we charge for our guarantees under this Annuity as set forth in Section 13.6.

2.17.Guaranteed Withdrawal. For any Birthday Year, any amount(s) taken as a Withdrawal after the Guaranteed Withdrawal Lock-In Date (or the Recharacterization Date, if this IRA is purchased with 100% of Roth IRA account value after the guaranteed withdrawal lock-in date under the Roth IRA) that

a.in total does not exceed the E[Annual Guaranteed Withdrawal Amount]; and
b.represents either a Withdrawal or an amount paid by us from our general account.

2.18.Guaranteed Withdrawal Lock-In Date. If you are the Purchaser, the date you elect to establish the E[Annual Guaranteed Withdrawal Amount].
The Guaranteed Withdrawal Lock-In Date may not be earlier than the date you attain age
F[55].
If you are the Purchaser, then your Spouse is not eligible to receive the Spousal Benefit under Section 11 unless both you and your Spouse have attained age F[55] on the Guaranteed Withdrawal Lock-In Date.
The election of a Guaranteed Withdrawal Lock-In Date cannot be revoked.

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If you recharacterize 100% of the Roth IRA account value to this IRA after the guaranteed withdrawal lock-in date under the Roth IRA, and the Account Value and guaranteed values under this IRA were zero because of a Conversion, as described in Section 5.1, then the Guaranteed Withdrawal Lock-In Date under this IRA is the same as the guaranteed withdrawal lock-in date under the Roth IRA.

2.19.Guaranteed Withdrawal Percentage. The percentage of the Income Base that you may take as a Guaranteed Withdrawal each Birthday Year without reducing the E[Annual Guaranteed Withdrawal Amount.] If you are the Purchaser, and do not elect the Spousal Benefit under Section 11, then we will determine the Guaranteed Withdrawal Percentage on the Guaranteed Withdrawal Lock-In Date as follows:

Your Age on Guaranteed Withdrawal Lock-In Date	Guaranteed Withdrawal Percentage without Spousal Benefit
F[Age 55-64	F[4.25%
Age 65-69	5.00%
Age 70+]	5.75%]

If you are a Purchaser, and you elect the Spousal Benefit under Section 11, then we will use the age of the younger of you and your Spouse on the Guaranteed Withdrawal Lock- In Date to determine the Guaranteed Withdrawal Percentage, and the Guaranteed Withdrawal Percentage shall be determined as follows:

Lower Age of you or your Eligible Spouse on Guaranteed Withdrawal Lock-In Date	Guaranteed Withdrawal Percentage with Spousal Benefit
F[Age 55-64	F[3.75%
Age 65-69	4.50%
Age 70+]	5.25%]

If you recharacterize 100% of the Roth IRA account value to this IRA after the guaranteed withdrawal lock-in date under the Roth IRA, and the Account Value and guaranteed values under this IRA were zero because of a Conversion, as described in Section 5.1, then the Guaranteed Withdrawal Percentage under this IRA is the same as the guaranteed withdrawal percentage under the Roth IRA.

2.20.Highest Birthday Value.
The highest Account Value as of each of the Purchaser’s Birthdays from the Issue Date until the Valuation Date immediately prior to the Guaranteed Withdrawal Lock-In Date.
The amount of each Purchase Payment made during a Birthday Year will increase the Highest Birthday Value attained before that Purchase Payment.

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If you recharacterized 100% the Roth IRA account value to this IRA, and the Account Value and guaranteed values under this IRA were zero because of a Conversion, as described in Section 5.1, then the initial Highest Birthday Value is determined as described in Section 5.2.b.

The Highest Birthday Value may also be increased or decreased due to (i) Conversions and Recharacterizations between this IRA and the Roth IRA, as applicable, as described in Section 5, and (ii) the combining of multiple IRAs as described in Section 6.

Each Withdrawal before the Guaranteed Withdrawal Lock-In Date will reduce the then current Highest Birthday Value by the percentage equivalent to the ratio of (i) the Withdrawal and (ii) the Account Value on the Valuation Date of the Withdrawal, unreduced by the Withdrawal amount.

If such reduction occurs, then any future increase or decrease in the Highest Birthday Value will be applied to this new, reduced Highest Birthday Value.

2.21Income Base. Prior to the Guaranteed Withdrawal Lock-In Date, on each Valuation Date, the Income Base equals the Highest Birthday Value as of the Valuation Date immediately prior. Prior to the Lock-In Date, the Income Base is determined only for reference.
On your Guaranteed Withdrawal Lock-In Date, the Income Base equals the greater of the:
i.Account Value under this Annuity, or
ii.Highest Birthday Value under this Annuity,
on the Valuation Date immediately before your Guaranteed Withdrawal Lock-In Date.

Thereafter, the Income Base may be increased or decreased in the manner set forth in Section 10.

If you recharacterized 100% the Roth IRA account value to this IRA, and the Account Value and guaranteed values under this IRA are zero because of a Conversion, as described in Section 5.1, then the initial Income Base is determined as described in Section 5.2.b.

The Income Base may also be increased or decreased due to (i) Conversions and Recharacterizations between this IRA and the Roth IRA, as applicable, as described in Section 5, and (ii) the combining of multiple IRAs as described in Section 6.

The Income Base will not be greater than F[$5,000,000].
2.22.Individual Retirement Account (IRA). A tax qualified retirement investment under Section 408(a) of the Code, other than a Roth IRA, which is invested in the Sub- account(s) listed in the Appendix that are used to provide our guarantees under this Annuity. This Annuity is subject to eligibility requirements, contribution limits and other tax particulars as specified in the Code.

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2.23.Issue Date. The effective date of this Annuity.

2.24.Purchaser. The individual named as having ownership rights in this Annuity and who directs Purchase Payments to be made to this Annuity. Purchaser does not include an Eligible Spouse.

2.25.Purchase Payment. A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges and benefits outlined in this Annuity.

2.26.Recharacterization. If you had converted from an IRA to a Roth IRA, you may recharacterize the Conversion amount along with net income attributable back to the IRA. If you make a contribution to an IRA and later recharacterize the original contribution to a Roth IRA along with net income attributable, you may elect to treat the original contribution as having been made to the Roth IRA. The same methodology applies when recharacterizing a contribution from a Roth IRA to an IRA. Recharacterization is allowed for the Roth IRA and an IRA under this Annuity, as provided by the Code.
See Section 5 for further information on how the guaranteed values move between the Roth IRA and the IRA upon Recharacterization.

2.27.Recharacterization Date. The date the Recharacterization occurs.

2.28.Roth Individual Retirement Account (Roth IRA). A tax qualified retirement investment under Section 408A of the Code, which is invested in the Sub-account(s) listed in the Appendix that are used to provide our guarantees under this Annuity, subject to our receiving any applicable regulatory approvals. This Annuity is subject to eligibility requirements, contribution limits and other tax particulars as specified in the Code.

2.29.Separate Account. The insurance company variable separate account shown in the Appendix. We hold Purchase Payments allocated to one or more Sub-accounts in the Separate Account. The Separate Account is set apart from all the general assets of PRIAC.

2.30.Spouse. For purposes of this Annuity, Spouse shall mean, at the times specified in this Annuity:

a.the person to whom the Purchaser is legally married, determined under applicable state law; or
b.the person with whom the Purchaser has a legal civil union partnership, recognized under applicable state law.

2.31.Spousal Benefit. An optional benefit described in Section 11.

2.32.Step-Up Amount. The excess, if any, of (a) over (b), determined annually as of the Step-Up Date, where:

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a.is the Account Value; and
b.is the Income Base.

2.33.Step-Up Date. After the Guaranteed Withdrawal Lock-In Date, each Valuation Date that immediately precedes the Purchaser’s Birthday.

2.34.Sub-account. A division of the Separate Account that invests in an underlying mutual fund or portfolio. Available Sub-account(s) are shown in the Appendix .

2.35.Valuation Date. A day on which the New York Stock Exchange is open for business. The Valuation Date generally closes at 4:00 p.m. Eastern time. We base all transactions processed on a Valuation Date as of the close of that Valuation Date.

2.36.Withdrawal. Any amount you withdraw from the Sub-account(s) pursuant to Section 9.
2.37.we, us, our. Prudential Retirement Insurance and Annuity Company (PRIAC).

2.38.you, your. The Purchaser. Unless otherwise specified herein, you and your includes your Eligible Spouse. .

SECTION 3 PURCHASE PAYMENTS

3.1.Initial Purchase Payment. Our issuance of this Annuity represents our acceptance of the initial Purchase Payment.

3.2.Additional Purchase Payments. You may make additional Purchase Payments at any time, subject to the following limitations:

a.Minimum additional Purchase Payment is F[$250]. We reserve the right to reduce this minimum.
b.The maximum aggregate amount of Purchase Payments you may make to this Annuity is F[$2,000,000]. Our approval is required for Purchase Payments that exceed FE[$1,000,000] in an Annuity Year. We reserve the right to increase these maximums.
c.We may limit or reject any subsequent Purchase Payment(s) for G[ninety (90)] days after the date of a Withdrawal if we determine that as a result of the timing and amounts of your subsequent Purchase Payments and Withdrawals, the Income Base or E[Annual Guaranteed Withdrawal Amount] is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase these guarantees in an unintended fashion is the relative size of subsequent Purchase Payment(s). We will impose such limits for all annuity purchasers in the same class in a non-discriminatory manner.

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We will allocate any additional Purchase Payments to the Sub-account(s) listed in the Appendix. There is currently one Sub-account, but if there is more than one Sub- account, then unless you have otherwise instructed us, we will allocate any additional Purchase Payments among the allocation options according to your most recent allocation instructions.

3.3.Allocation of Purchase Payments. You may allocate Purchase Payments to the Sub- account(s) listed in the Appendix.

3.4.Purchase Payment Restriction. We reserve the right (i) to cease accepting subsequent Purchase Payments at any time for new business purposes; or (ii) to not permit transfers between Sub-accounts, in the event of more than one Sub-account. We will exercise such reservation of right for all annuity purchases in the same class in a non-discriminatory manner.

We will not accept any Purchase Payments once the Account Value decreases to $0.00, unless the Purchase Payment is the result of a Conversion or Recharacterization as specified in Section 5.

SECTION 4 TRANSFERS

4.1.        Transfers. Currently, we offer one Sub-account as an investment option under this Annuity. In the event that we offer additional Sub-accounts as investment options, we would allow you to transfer your Account Value between such Sub-accounts, subject to our allocation and transfer rules. We must receive your transfer request in Good Order. Transfers between Sub-accounts may be subject to a transfer fee.

4.2.Transfer Restrictions. We reserve the right to limit the number of transfers between Sub-accounts, if applicable, in any Annuity Year for all existing or new annuities; or to not permit transfers between Sub-account(s). In addition, in light of the risks that frequent transfers impose upon the owners of the annuities and other investors in the Separate Account, and underlying mutual fund portfolios that serve as funding vehicles for the Sub-accounts, we reserve the right to limit transfer activity and impose other requirements or charges to minimize these risks, including but not limited to:

a.requiring a minimum time period between each transfer,
b.limiting the number of transfers in any Annuity Year, or
c.refusing any transfer request for one or more annuity owners.

SECTION 5 CONVERSIONS AND RECHARACTERIZATIONS BETWEEN THIS IRA AND THE ROTH IRA

5.1.Conversions from this IRA to the Roth IRA.
This Section will describe how the guaranteed values (i.e., Highest Birthday Value, Income Base and E[Annual Guaranteed Withdrawal Amount], as applicable) will be

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transferred from this IRA to the Roth IRA, if you choose to do a Conversion as permitted by the Code, and subject to our receiving any applicable regulatory approvals.
a.If you convert 100% of this IRA Account Value to an existing Roth IRA, then:
i.Provided you meet all of the criteria below, on the Conversion Date, the Account Value and all guaranteed values under this IRA would be transferred to the Roth IRA.
a.the Participant’s lock-in status under this IRA and the Roth IRA are the same. That is, under both this IRA and the Roth IRA, either:

▪the guaranteed withdrawal lock-in date is not elected, or
▪the guaranteed withdrawal lock-in date is elected with no spousal benefit; or
▪the guaranteed withdrawal lock-in date is elected with the same spousal benefit election and the same Spouse; and

b.if the guaranteed withdrawal lock-in date is elected, the Guaranteed Withdrawal Percentage, under both this IRA and the Roth IRA are the same.

ii.If you do not meet all of the above criteria, then the guaranteed values under this IRA would not be transferred to the Roth IRA. Instead, the amount converted would be considered an additional Purchase Payment under the Roth IRA.
iii.Due to such Conversion, your Account Value and all guaranteed values under this IRA will be reduced to zero.
You would be permitted to make additional Purchase Payments to this IRA after the Conversion Date.

b.If you convert 100% the IRA Account Value to purchase a new Roth IRA, then:

i.On the Conversion Date, the Account Value and all guaranteed values under this IRA would be transferred to the Roth IRA.
ii.The guaranteed withdrawal lock-in date, guaranteed withdrawal percentage and spousal benefit, if elected under this IRA would be the same under the Roth IRA.
iii.Due to the Conversion, the Account Value and all guaranteed values under this IRA would reduce to zero.
You would be permitted to make additional Purchase Payments to this IRA after the Conversion Date.

c.If you convert less than 100% of this IRA Account Value, then on the Conversion Date,

i.This IRA Account Value would be reduced by the converted amount.

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ii.The guaranteed values under this IRA will be reduced by the percentage equivalent of the ratio to (1) the converted amount and (2) the IRA Account Value prior to the Conversion.
iii.The guaranteed values based on the converted amount would not increase the guaranteed values under the Roth IRA. Instead, the converted amount would be treated as a purchase payment under the Roth IRA, and would increase the guaranteed values as described in the Roth IRA certificate.

5.2Recharacterizing between this IRA and the Roth IRA. This Section will describe how guaranteed values (i.e., highest birthday value, income base and E[annual guaranteed withdrawal amount], as applicable) will be transferred between the Roth IRA and this IRA, if you choose to do a Recharacterization, as permitted by the Code, and subject to our receiving any applicable regulatory approvals.

a.If you recharacterize 100% of the Roth IRA to this existing IRA, then:

i.Provided you met all of the criteria in Section 5.1.a.i., and:

•if Recharacterization occurs prior to the guaranteed withdrawal lock-in date under both the IRA and Roth IRA, then on the Recharacterization Date, the Highest Birthday Value and Income Base under this IRA will be increased by the amount of the highest birthday value and income base under the Roth IRA; or

•if Recharacterization occurs on or after the guaranteed withdrawal lock-in date under both the Roth IRA and IRA, then on the Recharacterization Date, the Income Base and E[Annual Guaranteed Withdrawal Amount] under this IRA will be increased by the amount of the income base and E[annual guaranteed withdrawal amount] under the Roth IRA.
ii.If you have not met all the criteria in Section 5.1.a.i., then on the Recharacterization Date, the amount recharacterized from the Roth IRA to this IRA would be considered an additional Purchase Payment under this IRA. The guaranteed values under this IRA will be increased by such Purchase Payments, as described in this certificate.

iii.Due to such Recharacterization, the Roth IRA account value and the guaranteed values would be reduced to zero.

b.If you recharacterize 100% the Roth IRA account value, and the Account Value and guaranteed values under this IRA are zero because of a Conversion, as described in Section 5.1, then:

i.On the Recharacterization Date, the Account Value and all guaranteed values under the Roth IRA would be transferred to this IRA, and the highest birthday value, income base, and E[annual guaranteed withdrawal amount], as

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applicable, under the Roth IRA would be the initial Highest Birthday Value, Income Base, and E[Annual Guaranteed Withdrawal Amount], respectively, under this IRA.
ii.Your guaranteed withdrawal lock-in date, guaranteed withdrawal percentage and spousal benefit election with the same spouse, if applicable, under the Roth IRA, would be the same under this IRA.
iii.Due to the Recharacterization, the account value and all guaranteed values under the Roth IRA would be reduced to zero.

c.If you recharacterize less than 100% of the Roth IRA account value , then on the Recharacterization Date:

i.This IRA Account Value would be increased by the recharacterized amount.

ii.The guaranteed values under this IRA would not be increased by the guaranteed values associated with the recharacterized amount in the Roth IRA. Instead, the recharacterized amount would be an additional Purchase Payment under this IRA, and the guaranteed values under this IRA would increase as described in this certificate.
iii.The Roth IRA account value would be decreased by the recharacterized amount, and guaranteed values under the Roth IRA will be proportionately reduced.
d.If you recharacterize Purchase Payment(s) made from this IRA to the Roth IRA as permitted by the Code, then the guaranteed values under this IRA would be reduced by the percentage equivalent of the ratio to (i) the amount of the Purchase Payment(s)and (ii) this IRA Account Value, prior to the Recharacterization Date. The amounts recharacterized would be treated as additional purchase payments under the Roth IRA.

SECTION 6 COMBINING OF GUARANTEED VALUES UNDER MULTIPLE IRAs UNDER THIS ANNUITY.

You can only have one IRA under this Annuity as a Purchaser or as a surviving Spouse. If there is more than one IRA in which you have invested in the Sub-account(s) listed in the Appendix for your benefit, then we will combine the account values of each IRA into one IRA. The account value under the receiving IRA would be increased by the amount of the account value under the transferring IRA.

The guaranteed values under the receiving IRA would be increased by the guaranteed values under the transferring IRA, provided the following criteria are met:

•the guaranteed withdrawal lock-in date has been elected under both IRAs; and
•the guaranteed withdrawal percentages are the same under both IRAs; or
•the guaranteed withdrawal lock-in date has not been elected under both IRAs.

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If the above criteria are not met, then the guaranteed values under the receiving IRA will not be increased by the guaranteed values of the transferring IRA. Instead, the amount of the account value of the transferring IRA would be treated as an additional purchase payment under the receiving IRA. The guaranteed values under the transferring IRA would be reduced to zero.

SECTION 7 OPERATION OF THE SEPARATE ACCOUNT

7.1.General. The assets supporting our obligations under this Annuity may be held in various accounts, depending on the obligation being supported. Assets supporting Annuity guarantees are held in our general account. Assets supporting obligations based on the Account Value invested in Sub-accounts are held in a separate account established under the laws of the State of Connecticut.

7.2.Separate Account. We are the legal owner of assets in the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are credited to or charged against the Separate Account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any of our other separate accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the obligations supported by such assets. These assets may only be charged with liabilities that arise from such obligations. The Separate Account also holds assets of other contracts issued by us with values and benefits that vary according to the investment performance of the Separate Account.

The Separate Account is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Separate Account.

The Separate Account consists of Sub-account(s) which may invest in underlying mutual funds or portfolios. We reserve the right to change the investment policy of any or all Sub-account(s), add Sub-accounts, eliminate Sub-accounts, combine Sub-accounts, and limit access to a Sub-account or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals. Values and benefits based on deposits to the Sub-account(s) will vary with the investment performance of the underlying mutual fund or fund portfolios, as applicable. We do not guarantee the investment results of this Sub-account, or any Sub-account that we may add.

We may from time to time change material features of, or close, certain Separate Accounts or Sub-accounts. Any changes will be made only if permitted by applicable law and regulations. Also, when required by law, we will obtain the approval of Investors and Purchasers of the changes and the approval of any appropriate regulatory authority.

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The amount of our obligations in relation to allocations to the Sub-account(s) is based on the investment performance of the Sub-account(s). However, the guarantees provided under this Annuity are our general corporate obligations.

SECTION 8 WITHDRAWALS

8.1.General. We may require that you submit a request in Good Order for any withdrawal. We may also require that you send this certificate to the address listed in Section 15.11 as part of any surrender request. We price any distribution on the date we receive all materials in Good Order.

8.2.Withdrawals Not Required. Withdrawals are not required at any time, other than to comply with the terms of the Code.

8.3.Frequency of Withdrawals. Withdrawals may be taken in any amount and frequency. We take Withdrawals from the Sub-account specified in the Appendix. If more than one Sub-account is available, we will take Withdrawals proportionally from the Sub- accounts, unless you instruct us otherwise and the allocation is one we allow. However, we reserve the right to require each Withdrawal be at least F[$250].
8.4.Withdrawals Resulting in Termination of Annuity. Except as provided in Section 5 and Section 9.2, if the Account Value equals zero because of Withdrawals, this Annuity shall terminate and shall have no further value or benefits.

8.5.Order of Withdrawals. When a Withdrawal occurs, the amount withdrawn will be pro- rated among the amounts allocated to each Sub-account, if applicable. In addition, if the Account Value has more than one Guarantee Fee when a Withdrawal occurs, the amount to be withdrawn from each Sub-account, if applicable, will be pro-rated among the amounts subject to each Guarantee Fee.

SECTION 9    GUARANTEED WITHDRAWALS

9.1    Guaranteed Withdrawals. This Section describes the guaranteed minimum withdrawal feature of this Annuity.

We guarantee that Guaranteed Withdrawals may be taken each Birthday Year starting at the Guaranteed Withdrawal Lock-In Date until your death, in an amount equal to the E[Annual Guaranteed Withdrawal Amount]. If you are the Purchaser, and elect the Spousal Benefit described in Section 11, then we guarantee that Guaranteed Withdrawals may be taken each Birthday Year after your death until the death of your Eligible Spouse, as described in Section 11.
If you recharacterized 100% the Roth IRA account value to this IRA, and the Account Value and guaranteed values under this IRA are zero because of a Conversion, as described in Section 5.1, then the E[Annual Guaranteed Withdrawal Amount] available

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between the Recharacterization Date and the end of the current Birthday Year will be reduced by guaranteed withdrawals made in the IRA before the Recharacterization Date during the same Birthday Year.

9.2.Guaranteed Withdrawals When the Account Value Reaches Zero. We will make one or more payments each Birthday Year from our general account that in the aggregate with any Guaranteed Withdrawal taken during such Birthday Year will equal the E[Annual Guaranteed Withdrawal Amount], if:
a.the Account Value is $0.00 (not as a result of a Conversion or Recharacterization; and
b.the E[Annual Guaranteed Withdrawal Amount] is greater than $0.00 on or after the Guaranteed Withdrawal Lock-In Date.

We will make these payments from our general account. In the absence of alternate instructions, we will make payments H[quarterly]. However, in the Birthday Year we first make payments from our general account, if the total amount of the payments expected to be made from our general account during that year is less than the E[Annual Guaranteed Withdrawal Amount], then we may make a single sum payment of the total amount.

SECTION 10    ADJUSTMENTS TO THE INCOME BASE AND E[ANNUAL GUARANTEED WITHDRAWAL AMOUNT] AFTER THE GUARANTEED WITHDRAWAL LOCK-IN DATE

1.Income Base and E[Annual Guaranteed Withdrawal Amount] Increased by Purchase Payments . The Income Base and E[Annual Guaranteed Withdrawal Amount] will increase if a Purchase Payment is made. The Income Base will increase by the initial amount of such Purchase Payment.

If the Income Base is increased, then the E[Annual Guaranteed Withdrawal Amount] immediately will increase by an amount equal to the product of:

i.the Guaranteed Withdrawal Percentage and

ii.the amount of the increase in the Income Base. The increase is subject to the following limitations:
In the initial Birthday Year that the Guaranteed Withdrawal Lock-In Date is elected, we will reduce the amount of such increase if the Purchase Payment is not allocated on the Purchaser’s Birthday. The increase will be prorated by the ratio of (i) the days in the Birthday Year until the Purchaser’s next Birthday and (ii) 365 days. This reduction in the initial Birthday Year will not reduce the E[Annual Guaranteed Withdrawal Amount] in future Birthday Years.

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The additional amount of the E[Annual Guaranteed Withdrawal Amount]may, but is not required to, be taken as a Guaranteed Withdrawal in the Birthday Year in which the E[Annual Guaranteed Withdrawal Amount] is increased or in later Birthday Years. If an Excess Withdrawal was taken in the Birthday Year of such Purchase Payment any increase in the E[Annual Guaranteed Withdrawal Amount] will not be effective until the following Birthday Year.

If the entire E[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal in any Birthday Year, the portion of the E[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal will expire, and will not increase the E[Annual Guaranteed Withdrawal Amount] for any subsequent Birthday Year.
10.2.Income Base and E[Annual Guaranteed Withdrawal Amount] Increased by Step-Up Amount. On each Birthday after the Guaranteed Withdrawal Lock-In Date (or the Recharacterization Date, if this IRA is purchased with 100% of Roth IRA account value after the guaranteed withdrawal lock-in date under the Roth IRA), the Income Base may be increased by any Step-Up Amount. If so, then the E[Annual Guaranteed Withdrawal Amount] immediately will be increased by the amount equal to the product of:
a.the Guaranteed Withdrawal Percentage, and

b.the amount of the increase in the Income Base.

The additional amount may, but is not required to, be taken as a Guaranteed Withdrawal in the Birthday Year in which the E[Annual Guaranteed Withdrawal Amount] increased.
If the entire E[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal within any Birthday Year, the portion of the E[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal will expire, and will not increase the E[Annual Guaranteed Withdrawal Amount] for any subsequent Birthday Years.
If there is no increase in the Guarantee Fee, the E[Annual Guaranteed Withdrawal Amount] will increase automatically by the Step-Up amount.

If there is an increase in the Guarantee Fee, as described in Section 13.6, then we will give to the person that can make Withdrawals G[ninety (90)] days notice of his or her eligibility for the increase in the Income Base. The Notice will state that by that person accepting the Step-Up Amount, he or she will pay an increased Guarantee Fee on the entire Account Value. If that person accepts the Step-Up Amount, this will result in an increase Guarantee Fee. If that person decides to reject both increases, we must be notified in writing within the G[ninety (90)] day period of such rejection. Otherwise, we will consider that person to have accepted both increases.

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If that person rejects the Step-Up Amount, it will not affect the eligibility for subsequent Step-Up Amounts.

10.3.Income Base and E[Annual Guaranteed Withdrawal Amount] Decreased by Excess Withdrawals. If an Excess Withdrawal is taken in any Birthday Year, we will decrease the E[Annual Guaranteed Withdrawal Amount] by the percentage equivalent to the ratio of:
(i)the amount of the Excess Withdrawal and
(ii)the Account Value as of the Valuation Date of the Excess Withdrawal without reduction for the amount of the Excess Withdrawal.

SECTION 11 SPOUSAL BENEFIT

This Section describes the Spousal Benefit feature of this Annuity. The Spousal Benefit is an optional benefit. If you are the Purchaser and elect the Spousal Benefit, your Guaranteed Withdrawal Percentage used to determine your E[Annual Guaranteed Withdrawal Amount] will be lower, as described in Section 2.19. You can only elect the Spousal Benefit, if your Spouse is the sole Beneficiary under this Annuity. You must elect the Spousal Benefit on the Guaranteed Withdrawal Lock-In Date, and such election is irrevocable.

Under the Spousal Benefit, we guarantee that the E[Annual Guaranteed Withdrawal Amount], as adjusted under the terms of this Annuity, will be available for Guaranteed Withdrawals until the later to die of the Purchaser and his or her Spouse. We may require proof of marriage and other information that satisfies our requirements, all in Good Order.

If such election is made, the E[Annual Guaranteed Withdrawal Amount] will be available to your Spouse provided at the time of your death:
a.the same Spouse is living;
b.your Spouse is the same Spouse on the date of such election; and
c.the same Spouse is your sole Beneficiary.

When your Eligible Spouse dies, the Income Base and E[Annual Guaranteed Withdrawal Amount] will expire. Any Account Value will be paid pursuant to Section 12.
The election under this Section 11 may not be made before the date both the Purchaser and Spouse have attained age F[55].
Any amounts remaining under this Annuity following the death of the Purchaser must be distributed in accordance with the terms of the Code. Where the Spouse is the Purchaser’s civil union partner or spouse in a same-gender marriage, provisions of the Code may prevent or limit the form and timing of distributions under this Annuity. This may prevent or limit such Spouse’s ability to receive the Spousal Benefit under this certificate.

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SECTION 12    PAYMENTS UPON DEATH

Except as provided in Section 11, upon the death of the Purchaser (or, if applicable, the later death of an Eligible Spouse) before the Annuity Date, we will pay the Account Value to the Beneficiary as a death benefit. We pay death benefit claims upon receipt of due proof of death, and other documentation we require, in Good Order. The amount of the death benefit is determined when we receive this documentation in Good Order. A death benefit is payable only if your Account Value is greater than zero.

SECTION 13    FEES

13.1.General. The charges that are or may be assessed against this Annuity are the contract fee, tax charge, transfer fees, insurance and administrative charge and guarantee fee.

13.2Contract Fee. This is an annual maintenance fee deducted at the end of each Annuity Year. The amount of this charge is currently F[$0.00]. We reserve the right to charge a fee up to a maximum amount of F[$150]. We reserve the right to reduce the fee, and/or waive it for certain annuities with a minimum Account Value. We will waive all or a portion of the fee if we are required by law or regulation. As of the Valuation Date that the contract fee will be due, the fee will be assessed proportionately against the Account Value of all investment options to which the Account Value is allocated.

13.3.Tax Charge. We reserve the right to impose a charge generally intended to approximate any applicable premium tax, retaliatory tax and other taxes imposed on us. In some cases, the tax charges may be more and in some cases less than the actual amount of taxes we are required to pay with respect to a particular annuity. We may, in our discretion, pay these taxes when due and deduct the tax charges from the Account Value later.

13.4.Transfer Fee. If we have more than one Sub-account under this Annuity, we may impose a transfer fee of up to F[$30] for each transfer after the twelfth in an Annuity Year. We reserve the right to reduce the transfer fee or increase the number of transfers before the fee is applied. We will deduct the fee immediately after a transfer and the fee will be assessed proportionately against all investment allocations to which the Account Value is allocated. We reserve the right to reduce the transfer fee for transfers made electronically or through another mode we allow, if applicable.

13.5Insurance and Administrative Charge. We deduct this charge daily against the assets allocated to the Sub-account(s). The current insurance and administrative charge equals on an annual basis F[.65%] of the daily value of the contract. We have the right to increase this charge up to F[1.75%]. Any increase in this charge would apply immediately to the daily value of the Sub-account(s). We will give you prior written notice before increasing this charge. We deduct this charge based upon the Annuity's Account Value. The charge is affected by any increases or decreases in the Account Value based on market fluctuations of the Sub-account(s). Therefore, a portion of the

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amount we receive from the charge may include amounts based on market appreciation of the Sub-account value(s).

13.6.Guarantee Fee. We deduct this charge daily against the assets allocated to the Sub- account(s) for our withdrawal guarantees. The Guarantee Fee is the product of (a) the Account Value and (b) the current annual rate of F[1.00]%. We have the right to increase this Guarantee Fee to F[1.50]%.
We reserve the right to change the Guarantee Fee by providing G[ninety (90)] days advance written notice of such change. If we make such a change, the new Guarantee Fee will apply only to Purchase Payments on and after the effective date of such change, except in the case of certain Step Up transactions described in Section 10.2. We will keep a record of amounts subject to each Guarantee Fee.

13.7.Underlying Fund Expenses. Sub-account(s) invest in shares of a corresponding underlying mutual fund. Those funds charge fees that are in addition to the contract- related fees described in this Section. These fees affect the market value of the Sub- account(s) and therefore the Account Value, but are not charges directly imposed by this Annuity.

SECTION 14    ANNUITY OPTION

14.1.    General. This Annuity provides for payments under one of the Annuity Payout Options described below. With our consent, you may also select any other available Annuity Payout Options in addition to those shown. You will be the payee of the options made available, unless we receive other instructions in Good Order.

If you select the Annuity Option, then the Accumulation Phase of this Annuity will end, and the Annuity Phase will begin on the Annuity Date. Once the Annuity Phase begins, you will not be able to make Withdrawals or Purchase Payments under this IRA. The Account Value and the guaranteed values associated with it will be reduced to zero.

The amount of the Annuity payment will depend on the Account Value on the date you begin to receive annuity payments and the Annuity Payout Option you select.

Annuity payments can be guaranteed for a certain period or for a certain period and life. You may choose an Annuity Date, an annuity option and the frequency of annuity payments. The earliest available Annuity Date is one year from the date we issue this Annuity.

You may change your choices at any time up to thirty days before any Annuity Date you selected. We must receive your request in Good Order. In the Annuity Phase, subsequent to the death of the Annuitant, we continue to pay any “certain” payments (payments not contingent on the continuance of any life) to the named payee or, if applicable, any named successor payee. The Beneficiary designation during the

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Accumulation Period is not applicable to the Annuity Phase unless you have indicated otherwise, or we determine that applicable law requires that we continue a designation.

If, at the time this Annuity reaches the Annuity Phase, the Account Value is less than F[$2,000], or would provide an initial payment amount of less than F[$100 per month], then we reserve the right to pay you the Account Value in one lump sum in full satisfaction of our obligations under this Annuity.

14.2Annuity Payout Options. For purposes of the annuity options described below, the term "measuring life" means the person upon whose life any payments dependent upon the continuation of life are based.
i.Option 1 - Payments for a Certain Period: Under this option, payments are made periodically for a specified number of years, subject to our then current rules.
ii.Option 2 – Life Income Annuity with Period Certain: Under this option, payments are made for as long as the Annuitant lives, with payments certain for 120 months. We may make other payment frequencies and durations available.

We reserve the right to require evidence satisfactory to us of the age of any "measuring life" upon whose life payment amounts are calculated before commencement of any annuity payments.

Fixed annuity payments under Option 1 or 2 above do not fluctuate.

14.3.    I[Annuity Purchase Rates. The annuity rates for the fixed annuity options above will not be less than those determined by the following actuarial assumptions:

1950 Male Group Annuity Valuation Table, with age setback of 4.8 years plus one-fifth of the number of years from 1895 to the annuitant’s year of birth; Interest-2%; Loading- 8.25%.

If, on the Annuity Date, our current annuity purchase rates offered to annuitants in the same class as you are more favorable than the rates produced by the assumptions above, then we will make payments to you based on our current purchase rates.]

SECTION 15- MISCELLANEOUS

15.1.Required Minimum Distributions. If you are the Purchaser, and you or an Eligible Spouse is required, subject to the Code, to take certain required minimum distributions (RMD) from this Annuity that will exceed the E[Annual Guaranteed Withdrawal Amount], then all or a portion of these required distributions may not be treated as Excess Withdrawals. Any additional Withdrawal amount that is not treated as an Excess Withdrawal for this purpose will be determined by us as set forth below.

As of the last Valuation Date in each calendar year K[following the Guaranteed Withdrawal Lock-In Date / beginning with the calendar year immediately preceding the

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calendar year of the Guaranteed Withdrawal Lock-In Date] (the “RMD Calculation Date”), we determine, following procedures communicated to you, the amount you or your Eligible Spouse must withdraw to comply with requirements of Section 401(a)(9) of the Code that apply to distributions over your life, the life of a designated Beneficiary, or the lives of you and a designated Beneficiary, during the following calendar year (the “RMD Payment Year”).

This amount will be solely based on the sum of the Guaranteed Withdrawal Market Value and the net actuarial value of our guarantees to you or your Eligible Spouse on the RMD Calculation Date. If the amount determined on the RMD Calculation Date is for an Eligible Spouse, the amount will be based on the assumption that the Eligible Spouse is a “spouse” for purposes of federal law. If the required minimum distribution (RMD) amount determined using these assumptions exceeds the E[Annual Guaranteed Withdrawal Amount] on the RMD Calculation Date, then the difference between the RMD amount and the E[Annual Guaranteed Withdrawal Amount] will be the “RMD Value.” .

Withdrawals taken in the RMD Payment Year will be treated as Excess Withdrawals only to the extent they exceed the RMD Value. Any RMD Value remaining at the end of each RMD Payment Year shall expire and not increase the RMD Value in any subsequent RMD Payment Year.

15.2.Reports to You: We provide reports to you. We will provide you with reports at least once annually showing the Account Value and other relevant information about your Annuity. You may request additional reports. We reserve the right to charge up to F[$50] for each such additional report.
15.3.Misstatements and Corrections. If we discover that your or an Eligible Spouse’s age or spousal status under this Annuity was misstated, or we discover a clerical error, then we will make adjustments to any payments, fees, guarantees or other values under this Annuity to reasonably conform to such facts. Such adjustments will follow our established procedures applied on a uniform basis.

15.4.Assignment. Our guarantees as described in this Annuity are for the exclusive benefit of you, and your Beneficiary, if applicable. To the full extent permitted by law and the Contract, our guarantees are not subject to legal process for the claims of creditors of anyone. You or your Beneficiary may not assign, forfeit or transfer our guarantees, except as provided in this Annuity.

15.5.Information and Proof. We may require any information and proof that we believe is necessary to fulfill our obligation under this Annuity.

15.6Regulatory Requirements. Any revision to the Contract will not affect our guarantees as provided in this Annuity unless the revision is required to comply with federal or state law or any applicable rule or regulation issued by a government agency

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15.7.Entire Contract: This Annuity and the Contract, including any riders, endorsements, schedule supplements, and amendments that are made part of this Annuity or the Contract are the entire contract. This Annuity may be changed or modified only in a writing signed by our President, a Vice President, Second Vice President or Secretary. We are not bound by any promises or representations made by or to any other person.

15.8.Nonparticipation: The Annuity does not share in our profits or surplus earnings.

15.9.Deferral of Transactions: We may defer any annuity payment for a period not to exceed the lesser of 6 months or the period permitted by law. If we defer a distribution or transfer from any fixed annuity payout for more than thirty days, we pay interest not less than that required by law. We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed seven calendar days from the date the transaction is effected. Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

In addition to the transfer restrictions above, all transactions into, out of, or based on any Sub-account may be postponed whenever: (1) the New York Stock Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

15.10.Evidence of Survival: Before we make a payment, we have the right to require proof of continued life and any other documentation we need to make a payment. We can require this proof for any person whose life or death determines whether or to whom we must make the payment.

15.11.Correspondence. You must send any notices required under this Annuity to us in writing (by first class mail, postage prepaid).

You must send them to us at the following address:
Prudential Retirement Insurance and Annuity Company Prudential Retirement
A[Defined Contribution Administration 280 Trumbull Street
Hartford, CT 06103]
We will send any correspondence to you at the address last shown on our records.

For information and assistance, you may contact Us at Our toll-free number: A[877-778- 2100].

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SEPARATE ACCOUNT APPENDIX PRIAC VARIABLE CONTRACT ACCOUNT A
AVAILABLE SUB-ACCOUNT PORTFOLIOS. The following portfolios are available as Sub-accounts of the Separate Account.

J[Prudential Asset Allocation Fund – a series of Prudential Investment Portfolios, Inc.]

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ACTIVE LIFE CERTIFICATE
Issued by

PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY
A[280 Trumbull Street, Hartford, Connecticut 06103 ]
Prudential Retirement Insurance and Annuity Company (“PRIAC”) is issuing this certificate (the “Annuity”) under a group annuity contract. The group annuity contract holder and group annuity contract number are shown below.
PLEASE READ THIS CERTIFICATE CAREFULLY. It is a legal contract between the Purchaser and PRIAC. This Annuity is issued subject to its provisions and in consideration of any Purchase Payments you make and we accept.
Group Annuity Contract: B[GA-1234]
Contract Holder: B[Prudential Retirement Insurance and Annuity Company Trust]

During the Accumulation Phase Sub-account transfers, if applicable, Purchase Payments directed into the Sub-account(s), Conversions and Recharacterizations associated with an Individual Retirement Account (the “IRA”), if applicable, and values are based on the investment performance of the Sub-account(s), and therefore are not guaranteed. Guaranteed withdrawal benefits and payments during the Annuity Phase are supported by PRIAC’s general account.

FREE LOOK

The Purchaser may return this Annuity to our office for a refund within ten days after you receive it, or longer if required by applicable law or regulation. It can be mailed or delivered to us at the address shown in Section 15.11. The amount of the refund will be the amount required to be returned in accordance with applicable law.
C[The benefits of the policy providing your coverage are governed primarily by the law of a state other than Florida.]

NOTICE: If you take Excess Withdrawals as described in this certificate, you should be aware that Excess Withdrawals may adversely impact the benefits provided under this Annuity and may result in a termination of benefits.

GROUP FLEXIBLE PREMIUM DEFERRED VARIABLE ANNUITY NON-PARTICIPATING
PRUDENTIAL RETIREMENT INSURANCE AND ANNUITY COMPANY

D[Facsimile Signature]

D[President]
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SECTION 1.    GENERAL INFORMATION

We offer this Annuity to individuals, who purchase this Annuity initially in connection with a deposit of assets to a custodial account established as a Roth individual retirement account within the meaning of Section 408A of the Internal Revenue Code of 1986, as amended (the “Code”).
This Annuity is issued to the custodian of the Roth Individual Retirement Account (“Roth IRA”), although a certificate may also be furnished to the individual for whose benefit the Roth individual retirement account is established.
This certificate describes our guarantees with respect to the purchase of this Roth IRA. If you purchase a similar annuity in connection with a deposit of assets to a custodial account established as an individual retirement account within the meaning of Section 408(a) of the Code, you will receive a separate certificate describing our guarantees with respect to such annuity.

You are permitted to participate in only one Roth IRA under this Annuity. If there is more than one Roth IRA in which funds are invested for your benefit, then we will combine such Roth IRA Account Values into one Roth IRA. Please refer to Section 6 which describes how the account values and the guarantees will be combined.

We may limit your ability to transfer guarantees between this Roth IRA and an IRA due to a Conversion or Recharacterization. For further information, see Section 5.

SECTION 2.    DEFINITIONS

For purposes of this Annuity, the following definitions shall apply:

2.1Account Value. The value of each allocation to the Sub-account listed in the Separate Account Appendix (“Appendix”), prior to the Annuity Date, plus any earnings and/or less any losses, distributions, and charges thereon. If we add more Sub-accounts in the future, the Account Value is then determined separately for each Sub-account, and then totaled to determine the Account Value for the entire Annuity.

2.2Accumulation Phase. The period that begins with the Issue Date and ends on the Annuity Date, or earlier if this Annuity ends through a full Withdrawal or payment of a death benefit.

2.3.E[Annual Guaranteed Withdrawal Amount]. For each Birthday Year, the annual amount we guarantee will be available to you as a Guaranteed Withdrawal. This amount is equaled to the product of the Guaranteed Withdrawal Percentage and the Income Base on the Guaranteed Withdrawal Lock-In Date.

If the Guaranteed Withdrawal Lock-In Date is not the same date as the Purchaser’s Birthday, the E[Annual Guaranteed Withdrawal Amount] available for the period from the Guaranteed Withdrawal Lock-In Date to the Purchaser’s next Birthday will be prorated by the ratio of:

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(i)the number of days in the Birthday Year until the Purchaser’s next Birthday, and
(ii)365 days.

If the E[Annual Guaranteed Withdrawal Amount] must be at least F[$250] for the Purchaser to elect a Guaranteed Withdrawal Lock-In Date.

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value, after the guaranteed withdrawal lock-in date under the IRA, then the initial E[Annual Guaranteed Withdrawal Amount] is determined as described in Section 5.1.a.i.
After the Guaranteed Withdrawal Lock-In Date, the E[Annual Guaranteed Withdrawal Amount] may be increased or decreased as provided in Sections 5, 6 and 10. However, the E[Annual Guaranteed Withdrawal Amount] will not be greater than F[$287,500].
If the entire E[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal in any Birthday Year, the portion of the E[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal will expire. Guaranteed Withdrawals not taken in a Birthday Year will not increase the E[Annual Guaranteed Withdrawal Amount] for any subsequent Birthday Year.

2.4Annuity Date. The date we apply the Account Value, less any applicable tax charges, to the applicable annuity option, as described in Section 14, and begin the Annuity Phase.

2.5.Annuity Phase. The period beginning on the Annuity Date during which annuity payments are due.

2.6.Annuity Years. Continuous 12-month periods commencing on the Issue Date and each anniversary of the Issue Date.

2.7.Beneficiary(ies): The person(s) designated as the recipient of any death benefit under the Roth IRA that this Annuity funds.

2.8.Birthday. The anniversary of the Purchaser’s birth date, or, if such date is not a Valuation Date, the Valuation Date immediately preceding such date.

2.9.Birthday Year. A “Birthday Year” begins on the Purchaser’s Birthday and ends on the day preceding the Purchaser’s next Birthday.

2.10.Contract. The Group Annuity Contract shown on the cover page.

2.11.Conversion. A transfer of all or portion of the Account Value from an IRA to a Roth IRA under this Annuity. Conversions are allowed under an IRA as permitted by the Code. See Section 5 for further information on Conversions.

2.12.Conversion Date. The date the Conversion occurs.

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2.13.Eligible Spouse. A Spouse who is eligible to receive a Spousal Benefit, and for whom the Purchaser has elected to receive a Spousal Benefit, in accordance with this Annuity, including the terms and conditions of Section 11

2.14.Excess Withdrawal. The total amount of Withdrawals in any Birthday Year in excess of the E[Annual Guaranteed Withdrawal Amount] for that Birthday Year. Certain Withdrawals in connection with a Required Minimum Distribution (RMD) as described in Section 15.1 are not considered nor do they count as Excess Withdrawals.

The amount of any Purchase Payments during any Birthday Year will not reduce prior Excess Withdrawals in that Birthday Year.

2.15.Good Order. Good Order is the standard that we apply when we determine whether an instruction is satisfactory. An instruction will be considered in Good Order if it is received (and where applicable, processed) at the address set forth in Section 15.11:

a.in a form that is satisfactory to us such that it is sufficiently complete and clear that we do not need to exercise any discretion to follow such instruction and complies with all relevant laws and regulations;
b.on specific forms, or by other means we then permit (such as via telephone or electronic transmission); and
c.with any signatures and dates as we may require. We will notify you if an instruction is not in Good Order.

2.16.Guarantee Fee. The fee we charge for our guarantees under this Annuity as set forth in Section 13.6.

2.17.Guaranteed Withdrawal. For any Birthday Year, any amount(s) taken as a Withdrawal after the Guaranteed Withdrawal Lock-In Date (or Conversion Date, if this Roth IRA is purchased with converted IRA account value after the guaranteed withdrawal lock-in date under the IRA)that

a.in total does not exceed the E[Annual Guaranteed Withdrawal Amount]; and
b.represents either a Withdrawal or an amount paid by us from our general account.

2.18.Guaranteed Withdrawal Lock-In Date. If you are the Purchaser, the date you elect to establish the E[Annual Guaranteed Withdrawal Amount]
The Guaranteed Withdrawal Lock-In Date may not be earlier than the date you attain age
F[55].
If you are the Purchaser, then your Spouse is not eligible to receive the Spousal Benefit under Section 11 unless both you and your Spouse have attained age F[55] on the Guaranteed Withdrawal Lock-In Date. The election of a Guaranteed Withdrawal Lock-In Date cannot be revoked.
If you purchased this Roth IRA, initially, with 100% of the converted IRA account value after the guaranteed withdrawal lock-in date under the IRA, then the Guaranteed

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Withdrawal Lock-In Date under this Roth IRA is the same as the guaranteed withdrawal lock-in date under the IRA.

2.19.Guaranteed Withdrawal Percentage. The percentage of the Income Base that you may take as a Guaranteed Withdrawal each Birthday Year without reducing the E[Annual Guaranteed Withdrawal Amount.] If you are the Purchaser, and do not elect the Spousal Benefit under Section 11, then we will determine the Guaranteed Withdrawal Percentage on the Guaranteed Withdrawal Lock-In Date as follows:

Your Age on Guaranteed Withdrawal Lock-In Date	Guaranteed Withdrawal Percentage without Spousal Benefit
F[Age 55-64	F[4.25%
Age 65-69	5.00%
Age 70+]	5.75%]

If you are a Purchaser, and you elect the Spousal Benefit under Section 11, then we will use the age of the younger of you and your Spouse on the Guaranteed Withdrawal Lock- In Date to determine the Guaranteed Withdrawal Percentage, and the Guaranteed Withdrawal Percentage shall be determined as follows:

Lower Age of you or your Eligible Spouse on Guaranteed Withdrawal Lock-In Date	Guaranteed Withdrawal Percentage with Spousal Benefit
F[Age 55-64	F[3.75%
Age 65-69	4.50%
Age 70+]	5.25%]

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value after the guaranteed withdrawal lock-in date under the IRA, then the Guaranteed Withdrawal Percentage under this Roth IRA is the same as the guaranteed withdrawal percentage under the IRA.

2.20.Highest Birthday Value.
The highest Account Value as of each of the Purchaser’s Birthdays from the Issue Date until the Valuation Date immediately prior to the Guaranteed Withdrawal Lock-In Date.
The amount of each Purchase Payment made during a Birthday Year will increase the Highest Birthday Value attained before that Purchase Payment.

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value, then the initial Highest Birthday Value is determined as described in Section 5.1.a.i.

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The Highest Birthday Value may also be increased or decreased due to (i) Conversions and Recharacterizations between this Roth IRA and the IRA, as applicable, as described in Section 5, and (ii) the combining of multiple IRAs as described in Section 6.

Each Withdrawal before the Guaranteed Withdrawal Lock-In Date will reduce the then current Highest Birthday Value by the percentage equivalent to the ratio of (i) the Withdrawal and (ii) the Account Value on the Valuation Date of the Withdrawal, unreduced by the Withdrawal amount.

If such reduction occurs, then any future increase or decrease in the Highest Birthday Value will be applied to this new, reduced Highest Birthday Value.

2.21.Income Base. Prior to the Guaranteed Withdrawal Lock-In Date, on each Valuation Date, the Income Base equals the Highest Birthday Value as of the Valuation Date immediately prior. Prior to the Lock-In Date, the Income Base is determined only for reference.
On your Guaranteed Withdrawal Lock-In Date, the Income Base equals the greater of the:
i.Account Value under this Annuity, or
ii.Highest Birthday Value under this Annuity,
on the Valuation Date immediately before your Guaranteed Withdrawal Lock-In Date.

Thereafter, the Income Base may be increased or decreased in the manner set forth in Section 10.

If you purchased this Roth IRA, initially, with 100% of the converted IRA account value, then the initial Income Base is determined as described in Section 5.1.a.i.

The Income Base may also be increased or decreased due to (i) Conversions and Recharacterizations between this Roth IRA and the IRA, as applicable, as described in Section 5, and (ii) the combining of multiple IRAs as described in Section 6.

The Income Base will not be greater than F[$5,000,000].
2.22.Individual Retirement Account (IRA). A tax qualified retirement investment under Section 408(a) of the Code, other than a Roth IRA, which is invested in the Sub- account(s) listed in the Appendix that are used to provide our guarantees under this Annuity. This Annuity is subject to eligibility requirements, contribution limits and other tax particulars as specified in the Code.
2.23.Issue Date. The effective date of this Annuity.

2.24.Purchaser. The individual named as having ownership rights in this Annuity and who directs Purchase Payments to be made to this Annuity. Purchaser does not include an Eligible Spouse.

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2.25.Purchase Payment. A cash consideration in currency of the United States of America given to us in exchange for the rights, privileges and benefits outlined in this Annuity.

2.26.Recharacterization. If you had converted from an IRA to a Roth IRA, you may recharacterize the Conversion amount along with net income attributable back to the IRA. If you make a contribution to an IRA and later recharacterize the original contribution to a Roth IRA along with net income attributable, you may elect to treat the original contribution as having been made to the Roth IRA. The same methodology applies when recharacterizing a contribution from a Roth IRA to an IRA. Recharacterization is allowed for the Roth IRA and an IRA under this Annuity, as provided by the Code.
See Section 5 for further information on how the guaranteed values move between the Roth IRA and the IRA upon Recharacterization.

2.27.Recharacterization Date. The date the Recharacterization occurs.

2.28.Roth Individual Retirement Account (Roth IRA). A tax qualified retirement investment under Section 408A of the Code, which is invested in the Sub-account(s) listed in the Appendix that are used to provide our guarantees under this Annuity. This Annuity is subject to eligibility requirements, contribution limits and other tax particulars as specified in the Code.

2.29.Separate Account. The insurance company variable separate account shown in the Appendix. We hold Purchase Payments allocated to one or more Sub-accounts in the Separate Account. The Separate Account is set apart from all the general assets of PRIAC.

2.30.Spouse. For purposes of this Annuity, Spouse shall mean, at the times specified in this Annuity:

a.the person to whom the Purchaser is legally married, determined under applicable state law; or

b.the person with whom the Purchaser has a legal civil union partnership, recognized under applicable state law.

2.31.Spousal Benefit. An optional benefit described in Section 11.

2.32.Step-Up Amount. The excess, if any, of (a) over (b), determined annually as of the Step-Up Date, where:
a.is the Account Value; and
b.is the Income Base.

2.33.Step-Up Date. After the Guaranteed Withdrawal Lock-In Date, each Valuation Date that immediately precedes the Purchaser’s Birthday.

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2.34.Sub-account. A division of the Separate Account that invests in an underlying mutual fund or portfolio. Available Sub-account(s) are shown in the Appendix.

2.35.Valuation Date. A day on which the New York Stock Exchange is open for business. The Valuation Date generally closes at 4:00 p.m. Eastern time. We base all transactions processed on a Valuation Date as of the close of that Valuation Date.

2.36.Withdrawal. Any amount you withdraw from the Sub-account(s) pursuant to Section 9.
2.37.we, us, our. Prudential Retirement Insurance and Annuity Company (PRIAC).

2.38.you, your. The Purchaser. Unless otherwise specified herein, you and your includes your Eligible Spouse.

SECTION 3 PURCHASE PAYMENTS

3.1.Initial Purchase Payment. Our issuance of this Annuity represents our acceptance of the initial Purchase Payment.

3.2.Additional Purchase Payments. You may make additional Purchase Payments at any time, subject to the following limitations:

a.Minimum additional Purchase Payment is F[$250]. We reserve the right to reduce this minimum.
b.The maximum aggregate amount of Purchase Payments you may make to this Annuity is F[$2,000,000]. Our approval is required for Purchase Payments that exceed F[$1,000,000] in an Annuity Year. We reserve the right to increase these maximums.
c.We may limit or reject any subsequent Purchase Payment(s) for G[ninety (90)] days after the date of a Withdrawal if we determine that as a result of the timing and amounts of your subsequent Purchase Payments and Withdrawals, the Income Base or E[Annual Guaranteed Withdrawal Amount] is being increased in an unintended fashion. Among the factors we will use in making a determination as to whether an action is designed to increase these guarantees in an unintended fashion is the relative size of subsequent Purchase Payment(s). We will impose such limits for all annuity purchasers in the same class in a non-discriminatory manner.

We will allocate any additional Purchase Payments to the Sub-account(s) listed in the Appendix. There is currently one Sub-account, but if there is more than one Sub- account, then unless you have otherwise instructed us, we will allocate any additional Purchase Payments among the allocation options according to your most recent allocation instructions.

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3.3.Allocation of Purchase Payments. You may allocate Purchase Payments to the Sub- account(s) listed in the Appendix.

3.4.Purchase Payment Restriction. We reserve the right (i) to cease accepting subsequent Purchase Payments at any time for new business purposes; or (ii) to not permit transfers between Sub-accounts, in the event of more than one Sub-account. We will exercise such reservation of right for all annuity purchases in the same class in a non-discriminatory manner.

We will not accept any Purchase Payments once the Account Value decreases to $0.00, unless the Purchase Payment is the result of a Conversion or Recharacterization as specified in Section 5.

SECTION 4 TRANSFERS

4.1.        Transfers. Currently, we offer one Sub-account as an investment option under this Annuity. In the event that we offer additional Sub-accounts as investment options, we would allow you to transfer your Account Value between such Sub-accounts, subject to our allocation and transfer rules. We must receive your transfer request in Good Order. Transfers between Sub-accounts may be subject to a transfer fee.

4.3.Transfer Restrictions. We reserve the right to limit the number of transfers between Sub-accounts, if applicable, in any Annuity Year for all existing or new annuities; or to not permit transfers between Sub-account(s). In addition, in light of the risks that frequent transfers impose upon the owners of the annuities and other investors in the Separate Account, and underlying mutual fund portfolios that serve as funding vehicles for the Sub-accounts, we reserve the right to limit transfer activity and impose other requirements or charges to minimize these risks, including but not limited to:

a.requiring a minimum time period between each transfer,
b.limiting the number of transfers in any Annuity Year, or
c.refusing any transfer request for one or more annuity owners.

SECTION 5 CONVERSIONS AND RECHARACTERIZATIONS BETWEEN THIS ROTH IRA AND THE IRA

5.1.Conversions from the IRA to this Roth IRA. This Section describes how the guaranteed values (i.e., highest birthday value, income base and E[annual guaranteed withdrawal amount], as applicable) under the IRA are transferred to this Roth IRA, if you used Conversion assets, as permitted by the Code:

▪to initially purchase this Roth IRA, or
▪to fund an existing Roth IRA.

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a.Initially purchased this Roth IRA with converted IRA assets.

i.If you converted 100% of the IRA account value to purchase this Roth IRA, then on the Conversion Date, the guaranteed values under the IRA are transferred to this Roth IRA as follows:

•if the Conversion occurred prior to the election of a guaranteed withdrawal lock-in date under the IRA, the initial Highest Birthday Value and Income Base under this Roth IRA will be equal to the highest birthday value and income base, respectively, under the IRA; or

•if the Conversion occurred on or after the election of a guaranteed withdrawal lock-in date under the IRA, the initial Income Base and E[Annual Guaranteed Withdrawal Amount] under this Roth IRA will be equal to the income base and E[annual guaranteed withdrawal amount] under the IRA. In addition, you will have the same Guaranteed Withdrawal Lock-In Date, Guaranteed Withdrawal Percentage , and Spousal Benefit election with the same Spouse (if applicable) under this Roth IRA, that you had under the IRA.

Upon such Conversion, the account value and guaranteed values under the IRA will be reduced to zero.

ii.If you converted less than 100% of the IRA account value to purchase this Roth IRA, then on the Conversion Date, the amount converted is considered as an initial Purchase Payment under this Roth IRA. The guaranteed values under the IRA will not transfer to this Roth IRA. Instead, you will be credited with the guaranteed values based on the amount of such initial Purchase Payment as described in this certificate.

The account value under the IRA will be reduced by the converted amount. The guaranteed values under the IRA will be proportionately reduced.

b.Converted IRA assets to fund this existing Roth IRA.

i.If you converted 100% of the account value from the IRA to this existing Roth IRA, the guaranteed values under this Roth IRA will increase as described in this Section 5.1.b., provided all of the following criteria are met:

a.the Purchaser’s lock-in status under this Roth IRA and the IRA are the same. That is, under both this Roth IRA and the IRA, either:

•the guaranteed withdrawal lock-in date is not elected, or
•the guaranteed withdrawal lock-in date is elected with no spousal benefit; or
•the guaranteed withdrawal lock-in date is elected with the same spousal benefit election and the same Spouse; and

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b.if the guaranteed withdrawal lock-in date is elected, the Guaranteed Withdrawal Percentage under both this Roth IRA and the IRA are the same.

If all of the above criteria are met, then, on the Conversion Date, the guaranteed values will transfer from the IRA to the Roth IRA as follows:

c.if the Conversion occurred prior to the guaranteed withdrawal lock-in date under the IRA, then the Highest Birthday Value and Income Base under this Roth IRA will be increased by the amount of the highest birthday value and income base under the IRA; or

d.if the Conversion occurred on or after the guaranteed withdrawal lock-in date under the IRA and Roth IRA, then the Income Base and E[Annual Guaranteed Withdrawal Amount] under this Roth IRA will be increased by the amount of the income base and E[annual guaranteed withdrawal amount] under the IRA.

Upon completion of such Conversion, the account value and all the guaranteed values under the IRA will be reduced to zero.

ii.If you converted less than 100% of the IRA account value or all of the above criteria in Section 5.1.b.i, are not met, then the guaranteed values under the IRA will not transfer to this Roth IRA. Instead, the amount converted will be considered an additional Purchase Payment under this Roth IRA, and the guaranteed values will be increased as described in this certificate. The account value under the IRA will be reduced by the converted amount. The guaranteed values under the IRA will be proportionately reduced.

5.2Recharacterizing between this Roth IRA and an IRA.

This Section will describe how guaranteed values (i.e., highest birthday value, income base and E[annual guaranteed withdrawal amount], as applicable) will be transferred between this Roth IRA and the IRA, if you choose to do a Recharacterization as permitted by the Code.
a.Recharacterization of 100% of this Roth IRA Account Value

If you recharacterize 100% of this Roth IRA Account Value, then on the Recharacterization Date:

i.the Account Value and guaranteed values under this Roth IRA would be reduced to zero; and

ii.    the guaranteed values under this Roth IRA would be transferred from this Roth IRA to the IRA, provided all the criteria set forth in Section 5.1.b.i, above are met.

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You would be permitted to make additional Purchase Payments to this Roth Annuity after the Recharacterization Date.

If all of these criteria are not met, then the guaranteed values under the Roth IRA would not transfer to the IRA. Instead, the recharacterized amount would be considered an additional Purchase Payment under the IRA, and would increase the guaranteed values as described in the IRA certificate.

However, if the IRA account value, prior to the Recharacterization Date, was zero as the result of a Conversion, then on the Recharacterization Date, the guaranteed values under this Roth IRA would be transferred to the IRA. The guaranteed withdrawal lock-in date, guaranteed withdrawal percentage and spousal benefit, if elected under this Roth Annuity, would be the same under the IRA.

b.Recharacterization of less than 100% of this Roth IRA Account Value

If you recharacterize less than 100% of the Roth IRA Account Value to the IRA, then, on the Recharacterization Date:

i.the Roth IRA Account Value would be reduced by the recharacterized amount;
ii.the guaranteed values under this Roth IRA will be reduced by the percentage equivalent to the ratio of the recharacterized amount to the Roth IRA Account Value prior to the Recharacterization; and

iii.the guaranteed values based on the recharacterized amount would not increase the guaranteed values under the IRA. Instead, the recharacterized amount would be considered an additional purchase payment under the IRA, and would increase the guaranteed values as described in the IRA certificate.

If you choose to recharacterize Purchase Payments made to this Roth IRA, then the guaranteed values under this Roth IRA would be reduced proportionately in the same manner as described in this Section 5.2.b., above. The recharacterized amounts would be treated as additional purchase payments under the IRA, and would increase the guaranteed values as describe in the IRA certificate.

SECTION 6 COMBINING OF GUARANTEED VALUES UNDER MULTIPLE ROTH IRAs UNDER THIS ANNUITY

You can only have one Roth IRA under this Annuity as a Purchaser or as a surviving Spouse. If there is more than one Roth IRA in which you have invested in the Sub-account(s) listed in the Appendix for your benefit, then we will combine the account values of each Roth IRA into one Roth IRA. The account value under the receiving Roth IRA would be increased by the amount of the account value under the transferring Roth IRA.

The guaranteed values under the receiving Roth IRA would be increased by the guaranteed values under the transferring Roth IRA, provided the following criteria are met:

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•the guaranteed withdrawal lock-in date has been elected under both Roth IRAs, and
•the guaranteed withdrawal percentages under each Roth IRA is the same, or.
•the guaranteed withdrawal lock-in date has not been elected under both Roth IRAs.

If the above criteria are not met, then the guaranteed values under the receiving Roth IRA will not be increased by the guaranteed values of the transferring Roth IRA. Instead, the amount of the account value of the transferring Roth IRA would be treated as an additional purchase payment under the receiving Roth IRA. The guaranteed values under the transferring Roth IRA would be reduced to zero.

SECTION 7 OPERATION OF THE SEPARATE ACCOUNT

7.1.General. The assets supporting our obligations under this Annuity may be held in various accounts, depending on the obligation being supported. Assets supporting Annuity guarantees are held in our general account. Assets supporting obligations based on the Account Value invested in Sub-accounts are held in a separate account established under the laws of the State of Connecticut.

7.2.Separate Account. We are the legal owner of assets in the Separate Account. Income, gains and losses, whether or not realized, from assets allocated to the Separate Account, are credited to or charged against the Separate Account in accordance with the terms of the annuities supported by such assets without regard to our other income, gains or losses or to the income, gains or losses in any of our other separate accounts. We will maintain assets in the Separate Account with a total market value at least equal to the reserve and other liabilities we must maintain in relation to the obligations supported by such assets. These assets may only be charged with liabilities that arise from such obligations. The Separate Account also holds assets of other contracts issued by us with values and benefits that vary according to the investment performance of the Separate Account.

The Separate Account is registered with the Securities and Exchange Commission (“SEC”) under the Investment Company Act of 1940 as a unit investment trust, which is a type of investment company. This does not involve any supervision by the SEC of the investment policies, management or practices of the Separate Account.

The Separate Account consists of Sub-account(s) which may invest in underlying mutual funds or portfolios. We reserve the right to change the investment policy of any or all Sub-account(s), add Sub-accounts, eliminate Sub-accounts, combine Sub-accounts, and limit access to a Sub-account or to substitute underlying mutual funds or portfolios of underlying mutual funds, subject to any required regulatory approvals. Values and benefits based on deposits to the Sub-account(s) will vary with the investment performance of the underlying mutual fund or fund portfolios, as applicable. We do not guarantee the investment results of this Sub-account, or any Sub-account that we may add.

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We may from time to time change material features of, or close, certain Separate Accounts or Sub-accounts. Any changes will be made only if permitted by applicable law and regulations. Also, when required by law, we will obtain the approval of Investors and Purchasers of the changes and the approval of any appropriate regulatory authority.

The amount of our obligations in relation to allocations to the Sub-account(s) is based on the investment performance of the Sub-account(s). However, the guarantees provided under this Annuity are our general corporate obligations.

SECTION 8 WITHDRAWALS

8.1.General. We may require that you submit a request in Good Order for any withdrawal. We may also require that you send this certificate to the address listed in Section 15.11 as part of any surrender request. We price any distribution on the date we receive all materials in Good Order.

8.2.Withdrawals Not Required. Withdrawals are not required at any time, other than to comply with the terms of the Code.

8.3.Frequency of Withdrawals. Withdrawals may be taken in any amount and frequency. We take Withdrawals from the Sub-account(s) specified in the Appendix. If more than one Sub-account is available, we will take Withdrawals proportionally from the Sub- accounts, unless you instruct us otherwise and the allocation is one we allow. However, we reserve the right to require each Withdrawal be at least F[ [$250].
8.4.Withdrawals Resulting in Termination of Annuity. Except as provided in Section 5 and Section 9.2, if the Account Value equals zero because of Withdrawals, this Annuity shall terminate and shall have no further value or benefits.

8.5.Order of Withdrawals. When a Withdrawal occurs, the amount withdrawn will be pro- rated among the amounts allocated to each Sub-account, if applicable. In addition, if the Account Value has more than one Guarantee Fee when a Withdrawal occurs, the amount to be withdrawn from each Sub-account, if applicable, will be pro-rated among the amounts subject to each Guarantee Fee.

SECTION 9    GUARANTEED WITHDRAWALS

9.1    Guaranteed Withdrawals. This Section describes the guaranteed minimum withdrawal feature of this Annuity.

We guarantee that Guaranteed Withdrawals may be taken each Birthday Year starting at the Guaranteed Withdrawal Lock-In Date until your death, in an amount equal to the E[Annual Guaranteed Withdrawal Amount]. If you are the Purchaser, and elect the Spousal Benefit described in Section 11, then we guarantee that Guaranteed Withdrawals

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may be taken each Birthday Year after your death until the death of your Eligible Spouse, as described in Section 11.
If you purchased this Roth IRA, initially, with 100% of the converted IRA account value on or after the guaranteed withdrawal lock-in date under the IRA, then the E[Annual Guaranteed Withdrawal Amount] available between the Conversion Date and the end of the current Birthday Year will be reduced by guaranteed withdrawals made in the IRA before the Conversion Date during the same Birthday Year.

9.2.Guaranteed Withdrawals When the Account Value Reaches Zero. We will make one or more payments each Birthday Year from our general account that in the aggregate with any Guaranteed Withdrawal taken during such Birthday Year will equal the E[Annual Guaranteed Withdrawal Amount], if:
a.the Account Value is $0.00 (not as a result of a Conversion or Recharacterization; and
b.the E[Annual Guaranteed Withdrawal Amount] is greater than $0.00 on or after the Guaranteed Withdrawal Lock-In Date.
We will make these payments from our general account. In the absence of alternate instructions, we will make payments H[quarterly]. However, in the Birthday Year we first make payments from our general account, if the total amount of the payments expected to be made from our general account during that year is less than the E[Annual Guaranteed Withdrawal Amount], then we may make a single sum payment of the total amount.

SECTION 10    ADJUSTMENTS TO THE INCOME BASE AND E[ANNUAL GUARANTEED WITHDRAWAL AMOUNT] AFTER THE GUARANTEED WITHDRAWAL LOCK-IN DATE

10.1.Income Base and E[Annual Guaranteed Withdrawal Amount] Increased by Purchase Payments . The Income Base and E[Annual Guaranteed Withdrawal Amount] will increase if a Purchase Payment is made. The Income Base will increase by the initial amount of such Purchase Payment.

If the Income Base is increased, then the E[Annual Guaranteed Withdrawal Amount] immediately will increase by an amount equal to the product of:

i.the Guaranteed Withdrawal Percentage and
ii.the amount of the increase in the Income Base.
The increase is subject to the following limitations:

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In the initial Birthday Year that the Guaranteed Withdrawal Lock-In Date is elected, we will reduce the amount of such increase if the Purchase Payment is not allocated on the Purchaser’s Birthday. The increase will be prorated by the ratio of (i) the days in the Birthday Year until the Purchaser’s next Birthday and (ii) 365 days. This reduction in the initial Birthday Year will not reduce the E[Annual Guaranteed Withdrawal Amount] in future Birthday Years.

The additional amount of the E[Annual Guaranteed Withdrawal Amount] may, but is not required to, be taken as a Guaranteed Withdrawal in the Birthday Year in which the E[Annual Guaranteed Withdrawal Amount] is increased or in later Birthday Years. If an Excess Withdrawal was taken in the Birthday Year of such Purchase Payment any increase in the E[Annual Guaranteed Withdrawal Amount] will not be effective until the following Birthday Year.

If the entire E[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal in any Birthday Year, the portion of the E[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal will expire, and will not increase the E[Annual Guaranteed Withdrawal Amount] for any subsequent Birthday Year.
10.2.Income Base and E[Annual Guaranteed Withdrawal Amount] Increased by Step-Up Amount. On each Birthday after the Guaranteed Withdrawal Lock-In Date (or Conversion Date if this Roth IRA is initially purchased with 100% of an converted IRA account value after the guaranteed withdrawal lock-in date under the IRA), the Income Base may be increased by any Step-Up Amount. If so, then the E[Annual Guaranteed Withdrawal Amount] immediately will be increased by the amount equal to the product of:

a.the Guaranteed Withdrawal Percentage, and

b.the amount of the increase in the Income Base.

The additional amount may, but is not required to, be taken as a Guaranteed Withdrawal in the Birthday Year in which the E[Annual Guaranteed Withdrawal Amount] increased.
If the entire E[Annual Guaranteed Withdrawal Amount] is not taken as a Withdrawal within any Birthday Year, the portion of the E[Annual Guaranteed Withdrawal Amount] not taken as a Withdrawal will expire, and will not increase the E[Annual Guaranteed Withdrawal Amount] for any subsequent Birthday Years.
If there is no increase in the Guarantee Fee, the E[Annual Guaranteed Withdrawal Amount] will increase automatically by the Step-Up amount.

If there is an increase in the Guarantee Fee, as described in Section 13.6, then we will give to the person that can make Withdrawals G[ninety (90)] days notice of his or her eligibility for the increase in the Income Base. The Notice will state that by that person

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accepting the Step-Up Amount, he or she will pay an increased Guarantee Fee on the entire Account Value. If that person accepts the Step-Up Amount, this will result in an increase Guarantee Fee. If that person decides to reject both increases, we must be notified in writing within the G[ninety (90)] day period of such rejection. Otherwise, we will consider that person to have accepted both increases.

.    If that person rejects the Step-Up Amount, it will not affect the eligibility for subsequent Step-Up Amounts.

10.3.Income Base and E[Annual Guaranteed Withdrawal Amount] Decreased by Excess Withdrawals. If an Excess Withdrawal is taken in any Birthday Year, we will decrease the E[Annual Guaranteed Withdrawal Amount] by the percentage equivalent to the ratio of:
(i)the amount of the Excess Withdrawal and
(ii)the Account Value as of the Valuation Date of the Excess Withdrawal without reduction for the amount of the Excess Withdrawal.

SECTION 11 SPOUSAL BENEFIT

This Section describes the Spousal Benefit feature of this Annuity. The Spousal Benefit is an optional benefit. If you are the Purchaser and elect the Spousal Benefit, your Guaranteed Withdrawal Percentage used to determine your E[Annual Guaranteed Withdrawal Amount] will be lower, as described in Section 2.19. You can only elect the Spousal Benefit, if your Spouse is the sole Beneficiary under this Annuity. You must elect the Spousal Benefit on the Guaranteed Withdrawal Lock-In Date, and such election is irrevocable.

Under the Spousal Benefit, we guarantee that the E[Annual Guaranteed Withdrawal Amount], as adjusted under the terms of this Annuity, will be available for Guaranteed Withdrawals until the later to die of the Purchaser and his or her Spouse. We may require proof of marriage and other information that satisfies our requirements, all in Good Order.

If such election is made, the E[Annual Guaranteed Withdrawal Amount] will be available to your Spouse provided at the time of your death:
a.the same Spouse is living;
b.your Spouse is the same Spouse on the date of such election; and
c.the same Spouse is your sole Beneficiary.

When your Eligible Spouse dies, the Income Base and E[Annual Guaranteed Withdrawal Amount] will expire. Any Account Value will be paid pursuant to Section 12.
The election under this Section 11 may not be made before the date both the Purchaser and Spouse have attained age F[55].

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Any amounts remaining under this Annuity following the death of the Purchaser must be distributed in accordance with the terms of the Code. Where the Spouse is the Purchaser’s civil union partner or spouse in a same-sex marriage, provisions of the Code may prevent or limit the form and timing of distributions under this Annuity. This may prevent or limit such Spouse’s ability to receive the Spousal Benefit under this Certificate.]

SECTION 12    PAYMENTS UPON DEATH

Except as provided in Section 11, upon the death of the Purchaser (or, if applicable, the later death of an Eligible Spouse) before the Annuity Date, we will pay the Account Value to the Beneficiary as a death benefit. We pay death benefit claims upon receipt of due proof of death, and other documentation we require, in Good Order. The amount of the death benefit is determined when we receive this documentation in Good Order. A death benefit is payable only if your Account Value is greater than zero.

SECTION 13    FEES

13.1.General. The charges that are or may be assessed against this Annuity are the contract fee, tax charge, transfer fee, insurance and administrative charge and guarantee fee.

13.2.Contract Fee. This is an annual maintenance fee deducted at the end of each Annuity Year. The amount of this charge is currently F[$0.00]. We reserve the right to charge a fee up to a maximum amount of F[$150]. We reserve the right to reduce the fee, and/or waive it for certain annuities with a minimum Account Value. We will waive all or a portion of the fee if we are required by law or regulation. As of the Valuation Date that the contract fee will be due, the fee will be assessed proportionately against the Account Value of all investment options to which the Account Value is allocated.

13.3.Tax Charge. We reserve the right to impose a charge generally intended to approximate any applicable premium tax, retaliatory tax and other taxes imposed on us. In some cases, the tax charges may be more and in some cases less than the actual amount of taxes we are required to pay with respect to a particular annuity. We may, in our discretion, pay these taxes when due and deduct the tax charges from the Account Value later.

13.4.Transfer Fee. If we have more than one Sub-account under this Annuity, we may impose a transfer fee of up to F[$30] for each transfer after the twelfth in an Annuity Year. We reserve the right to reduce the transfer fee or increase the number of transfers before the fee is applied. We will deduct the fee immediately after a transfer and the fee will be assessed proportionately against all investment allocations to which the Account Value is allocated. We reserve the right to reduce the transfer fee for transfers made electronically or through another mode we allow, if applicable.

13.5.Insurance and Administrative Charge. We deduct this charge daily against the assets allocated to the Sub-account(s). The current insurance and administrative charge equals on an annual basis F[.65%] of the daily value of the contract. We have the right to

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increase this charge up to F[1.75%]. Any increase in this charge would apply immediately to the daily value of the Sub-account(s). We will give you prior written notice before increasing this charge. We deduct this charge based upon the Annuity's Account Value. The charge is affected by any increases or decreases in the Account Value based on market fluctuations of the Sub-account(s). Therefore, a portion of the amount we receive from the charge may include amounts based on market appreciation of the Sub-account value(s).

13.6.Guarantee Fee. We deduct this charge daily against the assets allocated to the Sub- account(s) for our withdrawal guarantees. The Guarantee Fee is the product of (a) the Account Value and (b) the current annual rate of F[1.00]%. We have the right to increase this Guarantee Fee to F[1.50]%.
We reserve the right to change the Guarantee Fee by providing G[ninety (90)] days advance written notice of such change. If we make such a change, the new Guarantee Fee will apply only to Purchase Payments on and after the effective date of such change, except in the case of certain Step Up transactions described in Section 10.2. We will keep a record of amounts subject to each Guarantee Fee.

13.7.Underlying Fund Expenses. Sub-account(s) invest in shares of a corresponding underlying mutual fund. Those funds charge fees that are in addition to the contract- related fees described in this Section. These fees affect the market value of the Sub- account(s) and therefore the Account Value, but are not charges directly imposed by this Annuity.

SECTION 14    ANNUITY OPTION

14.1.    General. This Annuity provides for payments under one of the Annuity Payout Options described below. With our consent, you may also select any other available Annuity Payout Options in addition to those shown. You will be the payee of the options made available, unless we receive other instructions in Good Order.

If you select the Annuity Option, then the Accumulation Phase of this Annuity will end, and the Annuity Phase will begin on the Annuity Date. Once the Annuity Phase begins, you will not be able to make Withdrawals or Purchase Payments under this Roth IRA. The Account Value and the guaranteed values associated with it will be reduced to zero.

The amount of the Annuity payment will depend on the Account Value on the date you begin to receive annuity payments and the Annuity Payout Option you select.

Annuity payments can be guaranteed for a certain period or for a certain period and life. You may choose an Annuity Date, an annuity option and the frequency of annuity payments. The earliest available Annuity Date is one year from the date we issue this Annuity.

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You may change your choices at any time up to thirty days before any Annuity Date you selected. We must receive your request in Good Order. In the Annuity Phase, subsequent to the death of the Annuitant, we continue to pay any “certain” payments (payments not contingent on the continuance of any life) to the named payee or, if applicable, any named successor payee. The Beneficiary designation during the Accumulation Period is not applicable to the Annuity Phase unless you have indicated otherwise, or we determine that applicable law requires that we continue a designation.

If, at the time this Annuity reaches the Annuity Phase, the Account Value is less than F[$2,000], or would provide an initial payment amount of less than F[$100 per month], then we reserve the right to pay you the Account Value in one lump sum in full satisfaction of our obligations under this Annuity.

14.2Annuity Payout Options. For purposes of the annuity options described below, the term "measuring life" means the person upon whose life any payments dependent upon the continuation of life are based.
a.Option 1 - Payments for a Certain Period: Under this option, payments are made periodically for a specified number of years, subject to our then current rules.
b.Option 2 – Life Income Annuity with Period Certain: Under this option, payments are made for as long as the Annuitant lives, with payments certain for 120 months. We may make other payment frequencies and durations available.

We reserve the right to require evidence satisfactory to us of the age of any "measuring life" upon whose life payment amounts are calculated before commencement of any annuity payments.

Fixed annuity payments under Option 1 or 2 above do not fluctuate.

14.3.    I[Annuity Purchase Rates. The annuity rates for the fixed annuity options above will not be less than those determined by the following actuarial assumptions:

1950 Male Group Annuity Valuation Table, with age setback of 4.8 years plus one-fifth of the number of years from 1895 to the annuitant’s year of birth; Interest-2%; Loading- 8.25%.

If, on the Annuity Date, our current annuity purchase rates offered to annuitants in the same class as you are more favorable than the rates produced by the assumptions above, then we will make payments to you based on our current purchase rates.]

SECTION 15- MISCELLANEOUS

15.1.Required Minimum Distributions. If you are the Purchaser, and you or an Eligible Spouse is required, subject to the Code, to take certain required minimum distributions (RMD) from this Annuity that will exceed the E[Annual Guaranteed Withdrawal Amount], then all or a portion of these required distributions may not be treated as

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Excess Withdrawals. Any additional Withdrawal amount that is not treated as an Excess Withdrawal for this purpose will be determined by us as set forth below.

As of the last Valuation Date in each calendar year K[following the Guaranteed Withdrawal Lock-In Date / beginning with the calendar year immediately preceding the calendar year of the Guaranteed Withdrawal Lock-In Date] (the “RMD Calculation Date”), we determine, following procedures communicated to you, the amount you or your Eligible Spouse must withdraw to comply with requirements of Section 401(a)(9) of the Code that apply to distributions over your life, the life of a designated Beneficiary, or the lives of you and a designated Beneficiary, during the following calendar year (the “RMD Payment Year”).

This amount will be based solely on the sum of the Account Value and the net actuarial value of our guarantees to you or your Eligible Spouse under this Annuity on the RMD Calculation Date. If the amount determined on the RMD Calculation Date is for an Eligible Spouse, the amount will be based on the assumption that the Eligible Spouse is a “spouse” for purposes of federal law. If the required minimum distribution (RMD) amount determined using these assumptions exceeds the E[Annual Guaranteed Withdrawal Amount] on the RMD Calculation Date, then the difference between the RMD amount and the E[Annual Guaranteed Withdrawal Amount] will be the “RMD Value.” .

Withdrawals taken in the RMD Payment Year will be treated as Excess Withdrawals only to the extent they exceed the RMD Value. Any RMD Value remaining at the end of each RMD Payment Year shall expire and not increase the RMD Value in any subsequent RMD Payment Year.

15.2.Reports to You: We provide reports to you. We will provide you with reports at least once annually showing the Account Value and other relevant information about your Annuity. You may request additional reports. We reserve the right to charge up to F[$50] for each such additional report.
15.3.Misstatements and Corrections. If we discover that your or an Eligible Spouse’s age or spousal status under this Annuity was misstated, or we discover a clerical error, then we will make adjustments to any payments, fees, guarantees or other values under this Annuity to reasonably conform to such facts. Such adjustments will follow our established procedures applied on a uniform basis.

15.4.Assignment. Our guarantees as described in this Annuity are for the exclusive benefit of you and your Beneficiary, if applicable. To the full extent permitted by law and the Contract, our guarantees are not subject to legal process for the claims of creditors of anyone. You or your Beneficiary may not assign, forfeit or transfer our guarantees, except as provided in this Annuity.

15.5.Information and Proof. We may require any information and proof that we believe is necessary to fulfill our obligation under this Annuity.

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15.6.Regulatory Requirements. Any revision to the Contract will not affect our guarantees as provided in this Annuity unless the revision is required to comply with federal or state law or any applicable rule or regulation issued by a government agency

15.7.Entire Contract: This Annuity and the Contract, including any riders, endorsements, schedule supplements, and amendments that are made part of this Annuity or the Contract are the entire contract. This Annuity may be changed or modified only in a writing signed by our President, a Vice President, Second Vice President or Secretary. We are not bound by any promises or representations made by or to any other person.

15.8.Nonparticipation: The Annuity does not share in our profits or surplus earnings.

15.9.Deferral of Transactions: We may defer any annuity payment for a period not to exceed the lesser of 6 months or the period permitted by law. If we defer a distribution or transfer from any fixed annuity payout for more than thirty days, we pay interest not less than that required by law. We may defer any distribution from any Sub-account or any transfer from a Sub-account for a period not to exceed seven calendar days from the date the transaction is effected. Any other deferral period begins on the date such distribution or transfer would otherwise have been transacted.

In addition to the transfer restrictions above, all transactions into, out of, or based on any Sub-account may be postponed whenever: (1) the New York Stock Exchange is closed (other than customary holidays or weekends) or trading on the New York Stock Exchange is restricted as determined by the SEC; (2) the SEC permits postponement and so orders; or (3) the SEC determines that an emergency exists making valuation or disposal of securities not reasonably practical.

15.10Evidence of Survival: Before we make a payment, we have the right to require proof of continued life and any other documentation we need to make a payment. We can require this proof for any person whose life or death determines whether or to whom we must make the payment.

15.11Correspondence. You must send any notices required under this Annuity to us in writing (by first class mail, postage prepaid).

You must send them to us at the following address:
Prudential Retirement Insurance and Annuity Company Prudential Retirement
A[Defined Contribution Administration 280 Trumbull Street
Hartford, CT 06103]
We will send any correspondence to you at the address last shown on our records.

For information and assistance, you may contact us at Our toll-free number: A[877-778- 2100].

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SEPARATE ACCOUNT APPENDIX PRIAC VARIABLE CONTRACT ACCOUNT A
AVAILABLE SUB-ACCOUNT PORTFOLIOS. The following portfolios are available as Sub-accounts of the Separate Account.

J[Prudential Asset Allocation Fund – a series of Prudential Investment Portfolios, Inc.]

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